AMENDMENT NO. 6
TO SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated July 26, 2022
among
Empowered Funds, LLC, Strive Asset Management, LLC, and EA Series Trust
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:
Sub-Advisory Fee Schedule

	Fee	Effective
Strive U.S. Energy ETF	20 basis points	July 26, 2022
Strive U.S. Semiconductor ETF	20 basis points	July 26, 2022
Strive U.S. Technology ETF	20 basis points	July 26, 2022
Strive Emerging Ex-China ETF	12 basis points	July 26, 2022
Strive 500 ETF	2 basis points	September 7, 2022
Strive 1000 Dividend Growth ETF	18 basis points	November 7, 2022
Strive 1000 Growth ETF	10 basis points	November 7, 2022
Strive 1000 Value ETF	10 basis points	November 7, 2022
Strive Small-Cap ETF	10 basis points	November 7, 2022
Strive International Developed Markets ETF	15 basis points	June 7, 2024
Strive FAANG 2.0 ETF	25 basis points	July 21, 2023
Strive Total Return Bond ETF	25 basis points	July 21, 2023
Strive Enhanced Income Short Maturity ETF	13 basis points	July 21, 2023
Strive Mid Cap ETF	9 basis points	March 9, 2024
IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 6 by their respective duly authorized officers as of June 7, 2024.

EMPOWERED FUNDS, LLC		EA SERIES TRUST
By:	/s/ Sean Hegarty	By:	/s/ Patrick Cleary

Name:	Sean Hegarty	Name:	Patrick Cleary
Title:	Chief Operating Officer	Title:	President and Chief Executive Officer

STRIVE ASSET MANAGEMENT, LLC
By:	/s/ James McQuade

Name:	James McQuade
Title:	Director, Controller